Exhibit 10.9

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Employment Agreement”) is made as of April 22, 2014 by and between Dan Burns (“Executive”), on the one hand, and Accuvant Holdings Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, this Employment Agreement is conditioned upon the satisfactory closing of the transactions (the “Sale”) contemplated in that certain Merger and Contribution Agreement dated March 10, 2014 by and among the parties listed on Schedule 1.1 thereto, Alpine Acquisition Holdings LLC, a Delaware limited liability company (“Buyer”), Alpine Merger Subsidiary LLC, a Delaware limited liability company, Accuvant, LLC (“Accuvant LLC”) and Frank M. Young, as the representative of the sellers (the “Purchase Agreement”) whereby Accuvant LLC will survive the Sale and become a wholly owned subsidiary of Buyer as a result of the Sale;

WHEREAS, immediately following the Sale, Accuvant LLC shall convert from a Delaware limited liability company to the Company;

WHEREAS, Accuvant LLC and Accuvant Inc. and the Executive previously entered into an employment agreement, dated July 31, 2008 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive pursuant to the terms, provisions and conditions set forth in this Employment Agreement, which Employment Agreement shall supersede the Prior Employment Agreement effective as, and subject to, the consummation of the Sale;

WHEREAS, Executive is intimately familiar with the Company’s plans, trade secrets, proprietary information, business activities and operations and Executive’s past experience and skills make him singularly qualified to render special, unique, unusual and extraordinary services to the Company, and Executive will receive significant consideration and other benefits from the consummation of the Purchase Agreement;

WHEREAS, the Company desires to employ Executive to provide executive-level employment services and to provide Executive with certain compensation and benefits in return for such services;

WHEREAS, Executive wishes to be employed by the Company and provide employment services in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree to the below terms.

AGREEMENT

1. EMPLOYMENT; POSITION AND RESPONSIBILITIES.

1.1. Contingent On Transaction. This Employment Agreement shall become effective on the date of the Sale (the “Effective Date”). If the Sale does not occur, (a) this Employment Agreement shall have no force or effect, and neither the Company nor Executive shall have any obligations hereunder and (b) the Prior Employment Agreement shall continue in full force in accordance with its terms.

1.2. Start Date. Executive’s employment with the Company pursuant to this Employment Agreement shall commence the first day after the Sale (the “Start Date”).

1.3. Role. Executive agrees to serve as the Company’s Chief Executive Officer and to perform all duties and responsibilities associated with that position and as directed by the Company’s Board of Directors (the “Board”) from time to time. Executive shall report directly to the Board in this role. Executive agrees to devote all of his professional time, attention, skill and efforts to the performance of his duties hereunder.

1.4. Board Service. As of the Effective Date, Executive will be a Director on the Board. Executive agrees to resign from the Board effective as of the date Executive’s employment ends for any reason.

1.5. Employment Policies. Executive’s employment shall also be governed by the general employment policies and practices of the Company in effect from time to time, except that when the terms of this Employment Agreement differ from or are in conflict with such general employment policies or practices, this Employment Agreement shall control.

1.6. Other Agreements. Executive represents and warrants that he has disclosed to the Company the existence of any and all non-solicitation, confidentiality, and/or noncompetition agreements to which Executive is a party and that Executive is not under an obligation to any other person or entity that would interfere or conflict with his employment with the Company or the performance of his duties hereunder.

2. COMPENSATION.

2.1. Base Salary As compensation for his services hereunder, the Company shall pay Executive an annualized base salary of $350,000 per year (“Base Salary”). Executive’s performance shall be reviewed by the Board on or about January of each calendar year. The Board may adjust Executive’s Base Salary concurrent with the administration of the performance review, or at any other time (to reflect cost of living changes or otherwise), in its sole discretion, subject to the severance provisions set forth in Section 5 below.

2.2. Bonus. Executive shall be eligible to earn an annualized fiscal year performance bonus (the “Performance Bonus”) equal up to one hundred percent (100%) of Executive’s then-current Base Salary based upon the Board’s evaluation of Executive’s performance against certain individual and Company performance objectives (the “Objectives”). Within thirty (30) days after the beginning of the fiscal year Executive shall submit to the Board for consideration a list of proposed Objectives, and the Board will review and issue an approved final list of Objectives within thirty (30) days thereafter. Any Performance Bonus earned will be calculated and paid no later than thirty (30) days after the date the Company receives its audited year-end financial statements. The Board, excluding Executive, will in good faith determine whether Executive has earned a Performance Bonus for a given year and the amount of any Performance Bonus earned. Executive must remain an active employee with the Company in good standing through the end of the applicable Performance Bonus year and through and including the Performance Bonus payment date in order to be eligible to earn a Performance Bonus.

2.3. Tax Treatment. Executive’s Base Salary and Performance Bonus (if earned) and any other compensation (including severance benefits) payable to Executive in consideration for his employment services shall be paid by the Company subject to applicable payroll withholdings and deductions, reportable on a Form W-2 annually. Executive’s Base Salary shall be paid on the Company’s customary payroll payment schedule, as may be modified from time to time. Executive should consult with his own tax advisor for further guidance on his tax reporting and payment obligations.

3. BENEFITS.

3.1. Business Expenses. The Company shall reimburse Executive for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures in effect from time to time.

3.2. Paid Leave Benefits. On the Start Date, the Company shall credit Executive with all accrued but unused sick, personal and vacation leave balances he had in connection with his employment with the Company immediately prior to the Start Date. Thereafter, Executive shall accrue twenty (20) days of paid vacation each calendar year, accrued on a monthly basis, in accordance with the Company’s vacation policies and procedures, as may be amended from time to time. Executive’s vacation accrual for 2014 will be prorated based on his Start Date. Executive shall also be entitled to paid holiday leave in accordance with the Company’s governing holiday schedule, as may be amended from time to time.

3.3. Standard Benefits. Executive shall be entitled to participate in all benefits plans and programs the Company makes available to its salaried employees generally, on the same terms and conditions governing those plans as in effect from time to time. The Company reserves the right to supplement, discontinue or change its benefit plans and programs from time to time, in its sole discretion.

3.4. EQUITY. Pursuant to the terms and conditions of the Binding Term Sheet for Management Equity Rollover/Reinvestment and New Option Program entered into between Executive and the Company in connection with the Purchase Agreement, Executive is being granted an equity interest in the Company. The Company may, in its sole discretion, grant Executive additional equity or equity interests in the Company in the future. Any such additional grants must be memorialized in writing to be effective.

5. AT WILL EMPLOYMENT; SEVERANCE BENEFITS.

5.1. At Will Status. Executive’s employment with the Company shall be on an “at will” basis. Accordingly, both Executive and the Company retain the right to terminate the employment relationship at any time, with or without Good Reason, Cause, or advance notice, subject to the terms set forth herein. The Company, however, requests that Executive provide ninety (90) days advance notice of his intention to resign to allow for an orderly transition.

5.2. Final Pay. Upon termination of Executive’s employment for any reason, the Company shall pay Executive all earned but unpaid salary, and all accrued but unused vacation earned by Executive through and including the date his employment terminates (the “Termination Date”), subject to applicable payroll deductions, in accordance with governing law. Executive shall not be entitled to any severance benefits or other compensation from the Company after the Termination Date, except as expressly provided herein or as may be required by law.

5.3. Severance Benefits.

(a) Benefits. If Executive resigns for Good Reason or is terminated by the Company without Cause, Executive will be eligible to receive, as severance, an amount equal to twelve (12) months of Executive’s last Base Salary and Performance Bonus, less applicable withholdings and deductions. Amounts payable to Executive hereunder (the “Severance Pay”) shall be paid in equal installments on the Company’s customary payroll pay dates over a twelve (12) month period.

(b) Cause Defined. “Cause” to terminate Executive’s employment shall exist if, in the good faith reasonable determination of the Board, any one of the following has occurred: (1) Executive’s failure to comply with all applicable laws and regulations in performing job duties or in directing the conduct of the Company’s business, where such failure has a material adverse effect on the Company, (2) Executive’s commission of any intentionally fraudulent act against the Company or any of its Subsidiaries which would reasonably be expected to have a material adverse effect on such entity, (3) Executive’s commission of a felony or a crime of moral turpitude (provided that such commission of a felony or crime ultimately results in a conviction) or entering a plea of “no contest” to a charge of such an offense, (4) a material breach of any written employment agreement between Executive and the Company or its Subsidiaries (including, for the avoidance of doubt, this Employment Agreement) or any other material agreement between Executive and the Company or its Subsidiaries, and (i) the Company provides written notice to Executive of the event or circumstance giving rise to such violation within sixty (60) days of the date on which a majority of the Board becomes aware of such event or circumstance, and (ii) such event or circumstance (and any adverse consequences resulting therefrom) is not cured within ten (10) days after the Company provides written notice to Executive of such (assuming such event is capable of being cured), (E) Executive’s habitual abuse of alcohol or unlawful drugs that interferes with the performance of Executive’s responsibilities with the Company, or (F) any Restrictive Covenant Violation (as defined in the 2014 Accuvant Holdings Corporation Stock Incentive Plan). Subject to applicable federal and state law, the termination of Executive’s employment as a result of his death or a mental or physical disability or other incapacity that renders Executive unable regularly to perform the essential functions of his functions of his job duties for ninety (90) or more days in any consecutive twelve (12) month period shall also constitute Cause for termination.

(c) Good Reason Defined. “Good Reason” for Executive to resign his employment shall exist if any of the following occurs without Executive’s consent: (1) the assignment to Executive by the Company of duties with significantly less responsibility than those to which Executive had been assigned; (2) the Company’s material breach of any written employment agreement between Executive and the Company (including, for the avoidance of doubt, this Employment Agreement) or any other material agreement between Executive and the Company; (3) Executive’s principal office is moved from its current location to a location more than fifty (50) miles therefrom; or (4) the successor of the

Company after a Change in Control (as defined in the 2014 Accuvant Holdings Corporation Stock Incentive Plan) fails to assume or be bound by this Employment Agreement. To resign for Good Reason, (i) Executive must notify the Company in writing of the specific act(s) or event(s) which give rise to Good Reason within sixty (60) days of Executive’s knowledge of the occurrence of such act(s) or event(s), (ii) Executive must give the Company ten (10) days to cure and (iii) Executive must terminate his employment within one hundred twenty (120) days from the date that the act(s) or event(s) which give rise to Good Reason first occur.

(d) Release Requirement. As a precondition to receiving any Severance Pay, Executive agrees that Executive must provide the Company with a signed, effective Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”) within the time period set forth therein, but in no event later than sixty (60) days after the date Executive’s employment terminates. Subject to the preceding sentence, the first installment of the Severance Pay shall commence within sixty (60) days following Executive’s termination date; provided, however, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, then installments of the Severance Pay shall not commence until the second of such two calendar years (regardless of whether Executive delivers the required general release of claims in the first calendar year or in the second calendar year).

6. PROPRIETARY INFORMATION As a condition of employment, Executive must sign and abide by the terms of the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit B (“Proprietary Information Agreement”). To the extent any of the obligations set forth in the Proprietary Information Agreement conflict with those set forth in this Employment Agreement, the terms and conditions of the Proprietary Information Agreement shall control.

7. OUTSIDE ACTIVITIES. During his employment with the Company, Executive shall not undertake or engage in any other employment, occupation or business enterprise without the Board’s prior written consent. Executive may engage in other civic and not-for-profit activities so long as such activities do not unreasonably interfere with the performance of his duties hereunder.

8. NONCOMPETITION OBLIGATIONS. Executive’s obligations under this Employment Agreement are in addition to Executive’s obligations pursuant to that certain Noncompetition Agreement attached as Exhibit G to the Purchase Agreement (the Noncompetition Agreement”). Nothing in this Employment Agreement shall be construed as limiting or superseding Executive’s obligations under the Noncompetition Agreement, or Executive’s obligations under the Purchase Agreement. Executive’s obligations under the Noncompetition Agreement shall survive termination of Executive’s employment with the Company, and shall not be modified, altered, or otherwise effected by such termination or the reasons for such termination. To the extent that any of the obligations set forth in the Noncompetition Agreement conflict with those set forth in this Employment Agreement, the terms and conditions of the Noncompetition Agreement shall control.

9. NONDISPARAGEMENT. Executive agrees that during his employment with the Company and after the termination of that employment for any reason, he will not make any public statements or public comments of a defamatory or disparaging nature regarding the Company, Blackstone Capital Partners VI L.P., or any of their officers, directors, personnel, products, services, or Affiliates, in any manner likely to be harmful to it or their business, business reputation or personal reputation. The Company, through its officers and directors, agree that it and its Affiliates will not, during Executive’s employment with the Company and after the termination of that employment for any reason, make any public statements or public comments of a defamatory or disparaging nature regarding Executive in any manner likely to be harmful to his business reputation or personal reputation. Nothing in this Section shall prevent either party from responding accurately and fully to any request for information when a response is required by legal process.

10. NOTICE. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

11. INDEMNIFICATION. The Company agrees to indemnify Executive and hold Executive harmless against any liability that Executive incurs within the authorized scope of his services as an officer of the Company, to the fullest extent allowed by law.

12. MISCELLANEOUS.

12.1. Entire Agreement. This Employment Agreement, together with the exhibits hereto, constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof. This Employment Agreement supersedes and replaces all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof. The parties are entering into this Employment Agreement only on the representations contained herein, and not on any representations, agreements or understandings not expressly included herein. This Employment Agreement shall be construed under and governed by the substantive laws of the State of Colorado, without regard to conflict of interest principles. This Employment Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive’s obligations hereunder are personal and non-assignable.

12.2. Severability. The provisions of this Employment Agreement are severable, and the invalidity of any provision does not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Employment Agreement is invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect. The court will, to the fullest extent possible, reform any provision deemed unenforceable in whole or in part, so that it is enforceable to the fullest extent possible.

12.3. Waiver/Modification. No waiver of any provision of this Employment Agreement shall be effective unless such waiver is confirmed in a writing signed by the waiving party. No modification of this Employment Agreement shall be effective unless memorialized in a writing signed by both parties.

12.4. Counterparts. This Employment Agreement may be executed in counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Facsimile signatures and/or PDF signatures shall be deemed as effective as original signatures. Each party has carefully read this Employment Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

12.5. Exhibits.

Exhibit A – Form of Release

Exhibit B – Proprietary Information Agreement

[Signature page follows]

IN WITNESS WHEREOF the parties have executed the Employment Agreement as of the date and year noted above.

DAN BURNS

/s/ Dan Burns

IN WITNESS WHEREOF the parties have executed the Employment Agreement as of the date and year noted above.

ACCUVANT HOLDINGS CORPORATION

By:	/s/ David M. Roshak
Name: David M. Roshak
Title: Chief Financial Officer

EXHIBIT A

RELEASE OF CLAIMS

1. Employment Agreement. On April 22, 2014, I entered into that certain Executive Employment Agreement (the “Employment Agreement”) with Accuvant Holdings Corporation (the “Company”). My employment with the Company ended on                      (the “Termination Date”). I confirm that I have been paid all compensation owed for all hours worked by me for the Company, I have received all the leave and leave benefits and protections for which I was eligible in connection with my employment with the Company, pursuant to the Family and Medical Leave Act or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a claim.

2. General Release. In exchange for certain severance and other post-employment benefits to be provided to me under the Agreement, I hereby waive and release the Company, its parents, subsidiaries, predecessors, successors and affiliates (including, but not limited to Blackstone Capital Partners VI L.P. and its affiliates), and each of such entities’ officers, directors, employees, shareholders, managers, members, employees, agents, representatives and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether known or unknown, arising at any time prior to and including the date I sign this Release of Claims (the “Release”). This general release includes, but is not limited to: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment relationship; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, profit distributions, management fee income, commissions, carried interest, membership interests, unit options, or any other ownership or equity interests in the Company or any of its affiliated entities, vacation pay, fringe benefits, expense reimbursements or any other form of compensation or benefit; (c) all claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction, including, but not limited to, the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), the California Fair Employment and Housing Act (as amended), the California Labor Code, Colorado anti-discrimination statutes, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, or claims for breach of fiduciary duty. Notwithstanding the foregoing, nothing in paragraph shall release: (i) any rights I have under the Employment Agreement; (ii) any rights to indemnification I have pursuant to any written indemnification agreement to which I am a party or third party beneficiary, or under applicable law; (iii) any rights which cannot be waived as a matter of law; (iv) any rights I may have as a shareholder of the Company; or (v) any rights I may have under the Purchase Agreement (as defined in the Employment Agreement). In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing or any analogous state or federal agency, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

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3. ADEA Waiver and Release. If I am 40 years of age or older as of the Termination Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that have been advised by this writing, as required by the ADEA, that: (a) this Release does not apply to any rights or claims that arise after the date I sign it; (b) I should consult with an attorney before signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days after the date I sign this Release to revoke my acceptance of it (by sending written notice of such revocation to the Company); and (e) this Release will not be effective until the date upon which this revocation period has expired unexercised, which will be the eighth (8th) day after I sign this Release (assuming I do not earlier revoke my acceptance of it).

4. Section 1542 Waiver. In giving the releases of claims set forth above, which includes claims which may be unknown to me or unsuspected by me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

5. Entire Agreement. This Release, together with the Employment Agreement (including any exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to their subject matter, and I am not relying on any promise, warranty or representation that is not expressly stated therein.

Understood, Accepted and Agreed:

Date:

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EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment-with Accuvant Holdings Corporation (the “Company”), and the compensation paid to me now and during my employment with the Company I, Dan Burns, agree to the terms of this Agreement as follows:

1. Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use or publish any of the Company’s Confidential Information (defined below), except as may be required in connection with my work for the Company, or as expressly authorized by the Board of Directors of the Company (the “Board”). I hereby assign to the Company any rights I may have or acquire in any and all Company Confidential Information and recognize that all Company Confidential Information shall be the sole and exclusive property of Company and its assigns

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated business or development, including without limitation (a) information regarding products, services, marketing and business plans, budgets, financial statements, contracts, prices, profit margins; (b) the names, addresses, phone numbers, preferences, buying and/or selling histories and other information concerning suppliers, vendors, customers and prospective customers of the Company; (c) databases and data collections, diagrams or designs, models, formulae, inventions (whether or not patentable), patent applications, trade secrets, know-how, registered and unregistered marks and all goodwill associated with such marks, methods, processes, procedures, software and software code (in any form, including source code and executable code), subroutines, techniques, user interfaces, domain names, URLs, web sites, registered and unregistered copyrights, works of authorship and other forms of technology or technical information, and other information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries) and any reissues, extensions or renewals thereof; (d) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (e) the existence of any business discussions, negotiations, or agreements between Company and any third party; provided, however, Confidential Information shall not include any information that is generally known in the industry or otherwise becomes available in the public domain. Additionally, notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, or any other Agreement between me and the Company, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. understand that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for the Company or unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by the Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by the Company, I will not improperly make use of or disclose, any Confidential Information or trade secrets of any former employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided, obtained or developed by the Company.

2. Inventions.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any proprietary or trade-secret ideas, concepts, Confidential Information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above as such relate to the business of the Company. The term “Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

2.2 Ownership of Company Inventions. I irrevocably assign to the Company all right, title and interest in any work product that I create or to which I contribute during the course of my employment with the Company pursuant to this Agreement, in each case as related to the business of the Company (the “Work Product”), including all Intellectual Property Rights contained therein. 2.3 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will, at the Company’s sole expense, reasonably assist the Company in every proper way, to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries, including securing my signature on any document needed in connection with such purposes.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of the Company at all times.

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4. Return of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. Upon termination of my employment, I agree that 1 will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to allow an independent computer forensics consultant access to my system as reasonably requested by the Company to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company premises and owned by the Company is subject to inspection by Company personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with the Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

5. Notification of New Employer. If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

6. General Provisions.

6.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Colorado, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts of Colorado for any lawsuit filed there against me by the Company arising from or related to this Agreement.

6.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

6.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

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6.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt, or refusal by party of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

6.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of the Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters; provided, however, the obligations set forth in this Agreement shall be in addition to any and all obligations set forth in the noncompetition Agreement, which I am executing contemporaneously with the execution and delivery of this Agreement. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Board. Any subsequent change or changes in my duties, salary or compensation will not affect that validity or scope of this Agreement.

6.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

6.8 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company or retained as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, will be effective unless in writing and signed by me and the Board. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.

/s/ Dan Burns
(Signature)

Print Name: Dan Burns

Date: 4/21/14

Address:

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ACCEPTED AND AGREED: ACCUVANT HOLDINGS CORPORATION:

/s/ David M. Roshak
(Signature)

By: David M. Roshak Title: Chief Financial Officer

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